Filed Pursuant to Rule 424(b)(3)

File Number 333-192476

FANTEX, INC.

SUPPLEMENT NO. 10 TO

MARKET-MAKING PROSPECTUS DATED

APRIL 25, 2014

THE DATE OF THIS SUPPLEMENT IS March 24, 2015

On March 19, 2015, Fantex, Inc. filed the attached Current Report on Form 8-K.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 19, 2015

FANTEX, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-55204 (Commission File Number)	80-0884134 (IRS Employer Identification Number)

330 Townsend Street, Suite 234
San Francisco, CA 94107
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (415) 592-5950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.                Material Modification to Rights of Security Holders.

On March 19, 2015, Fantex, Inc. (the “Company”) closed an underwritten public offering of 835,800 shares of a new series of its convertible tracking stock, Fantex Series Alshon Jeffery Convertible Tracking Stock, par value $0.0001 per share (the “Fantex Series Alshon Jeffery”), at a price of $10.00 per share (the “Offering”). In connection with the Offering, on March 19, 2015, the Company filed a Certificate of Designations of the Fantex Series Alshon Jeffery (the “Certificate of Designations”) with the Secretary of State of the State of Delaware, effective on March 19, 2015, authorizing the Fantex Series Alshon Jeffery and establishing the rights of the holders of the Fantex Series Alshon Jeffery.

A description of the Fantex Series Alshon Jeffery issued in connection with the Offering is set forth under the captions “Description of Capital Stock” and “Management and Attribution Policies” in the prospectus that constitutes a part of the Company’s Registration Statement on Form S-1, File No. 333-198986 (the “Registration Statement”), initially filed with the U.S. Securities and Exchange Commission on September 26, 2014, as subsequently amended, and by the prospectuses filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), in connection with such Registration Statement. Such Registration Statement, as amended, and any prospectus filed pursuant to Rule 424(b) under the Securities Act that includes such description, are hereby incorporated by reference herein.

The description set forth above is qualified in its entirety by the Certificate of Designations, a copy of which is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.03.                Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On March 19, 2015, the Company filed the Certificate of Designations with the Secretary of State of the State of Delaware, effective on March 19, 2015. The information set forth under “Item 3.03 Material Modification to the Rights of Security Holders” is incorporated herein by reference thereto. A copy of the Certificate of Designations is attached as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01.                Other Events.

On March 19, 2015, Fantex Brokerage Services, LLC issued a press release announcing the closing of the underwritten public offering described in Item 3.03 of this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.                Financial Statements and Exhibits.

(d)                Exhibits.

Exhibit No.	Description
3.1	Certificate of Designations of the Fantex Series Alshon Jeffery Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated March 19, 2015.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 19, 2015

FANTEX, INC.

By:	/s/ Bill Garvey
Name:	Bill Garvey
Title:	Chief Legal Officer and Secretary

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EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designations of the Fantex Series Alshon Jeffery Convertible Tracking Stock.

99.1	Press release of Fantex Brokerage Services, LLC, dated March 19, 2015.

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Exhibit 3.1

CERTIFICATE OF DESIGNATIONS

OF THE

FANTEX SERIES ALSHON JEFFERY CONVERTIBLE TRACKING STOCK

OF

FANTEX, INC.

March 19, 2015

Fantex, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that the following resolutions pertaining to the Fantex Series Alshon Jeffery Convertible Tracking Stock of the Corporation  were adopted by the Pricing Committee of the Board of Directors of the Corporation (the “Committee”) as required by Section 151 of the General Corporation Law of the State of Delaware (the “DGCL”) at a meeting duly held by the Committee on March 16, 2015.  Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”).

RESOLVED, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby establishes a new series of tracking stock of the Corporation, par value $0.0001 per share, which the Committee hereby designates as a “Tracking Series” (as such term is defined in the Certificate of Incorporation).

RESOLVED FURTHER, that pursuant to the authority expressly granted to and vested in the Committee in accordance with the provisions of the Certificate of Incorporation and Sections 141 and 151 of the DGCL, the Committee hereby fixes (i) the designation of such Tracking Series as indicated opposite “DESIGNATION” below, (ii) the number of shares of such Tracking Series as indicated opposite “NUMBER OF SHARES” below, (iii) the Underlying Assets (as defined in the Certificate of Incorporation) for such Tracking Series as indicated opposite “UNDERLYING ASSETS” below, and (iv) the conversion rights for such Tracking Series as indicated opposite “CONVERSION” below:

DESIGNATION:	Fantex Series Alshon Jeffery Convertible Tracking Stock (the “Series Alshon Jeffery”)

NUMBER OF SHARES:	835,800 shares

UNDERLYING ASSETS:	95% of the Corporation’s rights and interest in the Brand Percentage (as defined in the Brand Contract (as defined below)) of the Brand Income (as defined in the Brand Contract).

“Brand Contract” means that certain Brand Agreement, by and between the Corporation, on the one hand, and Alshon Jeffery and Ben and Jeffery Inc., on the other hand, dated as of September 18, 2014, as the same may be amended from time to time in accordance with its terms.

CONVERSION

At any time following the two-year anniversary of the date first set forth above, by resolution of the Corporation’s Board of Directors, each share of Series Alshon Jeffery may be converted into a number (or fraction) of fully paid and non-assessable shares of Platform Common Stock equal to the Applicable Conversion Ratio (as defined in the Certificate of Incorporation).

RESOLVED FURTHER, that such Tracking Series shall have such other powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof as set forth in the Corporation’s Certificate of Incorporation.

(Signature Page Follows)

IN WITNESS WHEREOF, FANTEX, INC. has caused this Certificate to be executed by its President and Chief Executive Officer as of the date first set forth above.

FANTEX, INC.

By:	/s/ Cornell French
Name:	Cornell French
Title:	President and Chief Executive Officer

Exhibit 99.1

Contacts:
Howard Solomon	Aaron Bensoua
Finn Partners for Fantex, Inc.	Finn Partners for Fantex, Inc.
Phone: (415) 272-0767	Phone: (310) 418-4389
Email: howard.solomon@finnpartners.com	Email: aaron@finnpartners.com

Fantex Series Alshon Jeffery Convertible Tracking Stock Begins Trading At Fantex.com

SAN FRANCISCO, Calif., March 19, 2015 — Fantex Brokerage Services announced shares of the Fantex Series Alshon Jeffery Convertible Tracking Stock(1) (OTC: JEFFL) began trading at approximately 12:00 pm ET at Fantex.com. Through an Initial Public Offering, Fantex, Inc. offered 835,800 shares of JEFFL at a price of $10 per share.

“The Fantex Alshon Jeffery stock offering is the company’s largest to date, and we couldn’t be happier to open it for trading on our platform,” said John Rodin, President of Fantex Brokerage Services.

Those looking for more information on JEFFL or to open a qualified trading account can learn more at Fantex.com.

This offering is highly speculative and the securities involve a high degree of risk. Investing in a Fantex, Inc. tracking stock should only be considered by persons who can afford the loss of their entire investment.

(1) Each Fantex, Inc. tracking stock is intended to track and reflect the separate economic performance of a specific brand contract that Fantex, Inc. has signed with an athlete. However, holders of shares of a Fantex, Inc. tracking stock will have no direct investment in that brand contract, associated brand or athlete. Rather, an investment in a tracking stock will represent an ownership interest in Fantex, Inc. as a whole, which will expose holders to additional risks associated with any individual tracking stock that currently exists or that Fantex, Inc. will establish and issue in the future. Each Fantex, Inc. tracking stock is only offered through Fantex Brokerage Services, LLC, an affiliated broker-dealer of Fantex,Inc. and a registered alternative trading system, or a member of the FBS selling group. Fantex Brokerage Services, LLC cannot assure you as to the development or liquidity of any trading market for these tracking stocks.

Fantex Holdings, Inc., the parent company of Fantex Brokerage Services, LLC, owns shares of every Fantex tracking stock. Fantex Brokerage Services was the managing underwriter for all Fantex tracking stock offerings.

Fantex, Inc. has filed registration statements (including prospectuses) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in the respective registration statements and other documents Fantex, Inc. has filed with the SEC for more complete information about Fantex, Inc. and these offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, Fantex, Inc., any underwriter or any dealer participating in the offering will arrange to send you the prospectuses if you request it by calling toll-free 855-905-5050. View the Fantex Alshon Jeffery prospectus. View the Fantex Michael Brockers prospectus.

Fantex Brokerage Services, LLC, an affiliate of Fantex, Inc., is a registered broker-dealer, an alternative trading system registered with the SEC and a member of the Financial Industry Regulatory Authority.

Participants in the initial public offering of Fantex Series Alshon Jeffery may not sell shares of Fantex Series Alshon Jeffery (a secondary sale) to any person in any jurisdiction in which registration was not complete for that particular jurisdiction or there was not a valid exemption from such registration.

About Fantex Holdings

Based in San Francisco, Fantex Holdings, Inc. serves as the parent company to both Fantex, Inc. and Fantex Brokerage Services, LLC.  Fantex, Inc. is a brand building company that purchases a minority interest in an athlete brand and works to increase the value of the brand.  In order to fund the purchase, Fantex, Inc. develops a tracking stock that is linked to the economic performance of the brand.  Fantex Brokerage Services, LLC is the exclusive trading platform for tracking stocks that are issued by Fantex, Inc.

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